Exhibit 21.1

List of Subsidiaries

Related Entities:

Foreign Subsidiaries

Onyx Software Canada Corporation, an Ontario subsidiary;

Onyx Software UK, Limited, a Great Britain subsidiary;

Market Solutions Limited, a United Kingdom subsidiary;

Onyx Software Asia Pte. Ltd., a Singapore subsidiary;

Onyx Software Australia PTY., Ltd., an Australian subsidiary;

Onyx Software GmbH, a German subsidiary;

Onyx Software Professional Services GmbH, a German subsidiary;

Onyx CSN Computer Holding GmbH, a German subsidiary;

Xyno Software France S.A.R.L., a French subsidiary;

Onyx Software Co., Ltd., a Japanese subsidiary (58%);

Onyx Software Hong Kong Ltd., a Hong Kong subsidiary

Domestic Subsidiaries

EnCyc, Inc., a Michigan subsidiary

Versametrix Corporation, a Washington subsidiary

RevenueLab, LLC, a Delaware subsidiary